UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
April 9, 2010 (April 7, 2010)

NEAH POWER SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-49962	88-0418806
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

22118 20th Ave. SE, Suite 142
Bothell, Washington	98021
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (425) 424-3324

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.  Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-balance Sheet Arrangement.

On April 8, 2010 the Registrant (“Neah Power”) received a letter from Agile Opportunity Fund, LLC and Capitoline Advisors Inc. (the “Investors”) stating that Neah Power was in default of the Securities Purchase Agreement dated February 12, 2009 between Neah Power and the Investors pursuant to which Neah Power issued a series of promissory notes (the “Notes”).  The Investors stated that Neah Power was in default under section 7 of the Securities Purchase Agreement for having failed to pay the Notes when due and for the notice of default that Neah Power recently received from CAMHZN Master LDC for which Neah Power filed a Current Report on Form 8-K on March 22, 2010.  The Investors informed Neah Power that as a result of being in default under the Securities Purchase Agreement they were demanding payment of the $1,427,049.21 principal and interest due to date under the Notes. Payment of the Notes is secured by a Security Interest and Pledge Agreement dated November 5, 2009 between Neah Power and the Investors under which Neah Power pledged 10 million shares of its common stock and granted a security interest in all its assets to the Investors.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officer.

On April 7, 2010 Neah Power received a notice of resignation from Paul Sidlo. The resignation of Mr. Sidlo reduces the number of directors to five.  The resignation of Mr. Sidlo was not a result of any disagreement with Neah Power on any matter relating to its operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Neah Power Systems, Inc.

Date: April 9, 2010	By:	/s/ Gerard C. D’Couto
Gerard C. D’Couto
Chief Executive Officer